Exhibit 99.2

Seritage Growth Properties Provides Business Update with
Respect to Recent Events Regarding Sears Holdings
– Seritage is well-positioned with a diversified tenant base and strong liquidity position –
– Non-Sears tenants represent approximately 70% of signed lease income, up from 20% at inception –
– Nearly $1.0 billion of cash on hand and committed capital to fund development activity and operations –
New York, NY – October 15, 2018 – Seritage Growth Properties (NYSE: SRG) (the “Company”) today provided a business update related to the recent announcement by Sears Holdings Corporation (“Sears Holdings”) that Sears Holdings has filed for Chapter 11 bankruptcy protection.
“All of our capital investment, leasing and development activity over the last three years is unlocking substantial value, and has significantly diversified our income stream with approximately 70% of our signed leased income now coming from diversified, non-Sears tenants,” said Benjamin Schall, Chief Executive Officer.  “We have $1 billion of cash and committed capital under our Term Loan facility, which provides us the funds to complete all of our on-going redevelopment projects and cover reductions in cash flow that may result from the potential disruption in Sears income.  The completion of our redevelopment projects brings our signed leased income on-line and will replace any potential lost income from Sears Holdings.”
“Our go-forward strategy remains as it has been – to unlock substantial value through investment of capital and the intensive redevelopment of our well-located buildings and land,” continued Mr. Schall.  “All of our active projects will continue uninterrupted, and we are excited to further build our pipeline of redevelopment activity by partnering with growing retailers and users, mixed-use developers and institutional capital allocators.”
Additional comments from Mr. Schall can be found in our “Letter from our Chief Executive Officer” dated October 15, 2018 and filed on Form 8-K with the Securities and Exchange Commission.
Development Activities
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Announced Projects: as of September 30, 2018, the Company had completed or commenced 94 redevelopment projects, representing over $1.4 billion of total investment, and will proceed uninterrupted with all active and underway projects.  The Company’s share of remaining spending at these projects is approximately $880 million which is expected to be funded with cash on hand and committed borrowing facilities.  This capital is being invested at targeted incremental returns of approximately 11% and is creating significant value for our shareholders.

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Development Pipeline: the Company will continue to build its pipeline of redevelopment opportunities through the activation of the remainder of its portfolio for higher and better uses much in the same way it has since its inception in July 2015.  The scale and quality of the Company’s portfolio, combined with its unique redevelopment platform and control over its real estate, provide Seritage with competitive advantages that will allow it to continue as an industry leader in transforming retail real estate around the country.

Leasing Activities
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Signed Not Opened Leases: the Company has sufficient liquidity to complete all underway projects and, as such, the Company is positioned to fulfill all of its commitments to tenants under signed but not opened (“SNO”) leases.  As of September 30, 2018, the Company had 156 SNO leases representing $75.0 million of annual base rent, including the Company’s proportional share of its unconsolidated joint ventures, the majority of which is expected to steadily come on line throughout the next 24 months.

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Lease Up at Underway Projects: completing all underway projects includes the lease-up of remaining unleased space at these projects.  The Company projects an additional $80 million of rental income, including the Company’s proportional share of its unconsolidated joint ventures, can be generated as these projects are stabilized without allocating additional capital beyond the $880 million referenced above[1].

1 Projected income includes assumptions for stabilized rents at projects under redevelopment. There can be no assurance that stabilized rent targets will be achieved.

Seritage Liquidity
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Cash on Hand: as of September 30, 2018, the Company had approximately $580 million of cash on hand.  This capital is available to fund on-going development activities, as well as adverse impacts to operating cash flow that may result from potential reductions of rental income under the Master Lease with Sears Holdings.

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Incremental Funding Facility: the Company’s $2.0 billion term loan facility (the “Term Loan Facility”) includes a committed $400 million incremental funding facility.  This capital would also be available, subject to certain conditions, to fund announced and future redevelopment activities.

•	Asset Monetization: the Company will continue to opportunistically pursue select asset monetization and new joint ventures that support the Company’s value creation activities.
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Common Stock Dividends: the Company expects to maintain its current common stock dividend policy of making distributions that approximate taxable income so as to retain as much free cash flow as possible for reinvestment back into the portfolio.  To the extent estimated taxable income falls meaningfully below current distribution levels (approximately $55 million annually), as a result of reduced income under the Master Lease or reduced capital gains from asset monetization activities, the Board of Trustees may consider adjustments to common stock dividend amounts.  Any reduction of the common dividend would be made to allow the Company to reinvest the capital retained into future redevelopment projects at accretive returns.

•	Preferred Stock Dividends: the Company expects to continue paying dividends ($4.9 million annually) on its preferred shares.
Master Leases with Sears Holdings
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Remaining Exposure: as of September 30, 2018, including the effect of all previously exercised recapture and termination activity, Sears Holdings was a tenant in 82 properties under the Master Lease and 20 properties under the JV Master Leases representing an aggregate of 12.4 million square feet and $61.2 million of annual base rent, or 31.4% of all base rent under signed leases.

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Impact of Re-Leasing Spreads: the 3.5x to 4.5x rental uplift that Company has historically achieved upon re-leasing space formerly occupied by Sears Holdings allows it to recover all the rental income generated from Sears Holdings by re-leasing only 25-35% of the formerly occupied space and deploying the capital required to bring the rental income online.

Term Loan Facility with Berkshire Hathaway
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Loan Status: there is no direct impact of Sears Holdings’ bankruptcy filing, or a potential rejection of the Master Lease, on the Company’s Term Loan Facility.  Specifically, such occurrences will not result in an event of default, mandatory amortization, cash flow sweep or any similar provision.

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Financial Metrics: the Term Loan Facility includes certain financial metrics, including fixed charge coverage ratios, leverage ratios and a minimum net worth, that could be negatively impacted by a loss of revenue from Sears Holdings.  A failure to satisfy any of these financial metrics will require the Company to seek lender approval to monetize assets via sale or joint venture and also provide the lender the right to request mortgages on its real estate collateral, but will not result in an event of default, mandatory amortization, cash flow sweep or any similar provision.

The Company is monitoring, and will continue to monitor, Sears Holdings’ bankruptcy proceedings and the impact on its business.  By their nature, bankruptcy proceedings and their outcomes are subject to uncertainty.  For more information regarding the same, refer to the risk factors relating to Sears Holdings in our periodic filings with the Securities and Exchange Commission.
Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: our significant exposure to Sears Holdings and the effects of its recently announced bankruptcy filing; Sears Holdings’ termination and other rights under its master lease with us; competition in the real estate and retail industries; risks relating to our recapture and redevelopment activities; contingencies to the commencement of rent under leases; the terms of our indebtedness; restrictions with which we are required to comply in order to maintain REIT status and other legal requirements to which we are subject; and our relatively limited history as an operating company.  For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in our filings with the Securities and Exchange Commission, including the risk factors relating to Sears Holdings.  While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially.  We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.
About Seritage Growth Properties
Seritage Growth Properties is a publicly‐traded, self‐administered and self‐managed REIT with 211 wholly-owned properties and 26 joint venture properties totaling approximately 37.5 million square feet of space across 48 states and Puerto Rico. The Company was formed and listed on the New York Stock Exchange (NYSE: SRG) in July 2015 in conjunction with the acquisition of a portfolio of real estate from Sears Holdings. Our mission is to create and own revitalized shopping, dining, entertainment and mixed‐use destinations that provide enriched experiences for consumers and local communities, and that generate long‐term value for our shareholders. The Company is headquartered in New York, NY.
Contact
Seritage Growth Properties
646-277-1268
IR@Seritage.com